May 3, 2002 First Quarter Conference Call Slides

Script of Conference Call and Description of Slides

(Charis)

Good morning. This is Charis Copin, Vice President of Investor Relations. Thank you for participating in our first quarter earnings conference call. We are broadcasting this call live over the Internet. You can view supporting, synchronized slides via our Web site at www.homeproperties.com. The complete webcast will be available for playback through our web site within about 90
minutes   following  its  conclusion.

I would also like to refer invited participants to the phone number on the invitation that was previously faxed. That number is the only one that can be used for questions. The number referred to in the news release issued this morning is for a "listen only" mode. If you need the call-in number to ask questions, please call us at 716-246-4140, and Yvonne will provide those authorized with the number.

Here with me this morning are Norman Leenhouts, Chairman and Co-Chief
Executive Officer, Ed Pettinella, Executive Vice President and Director, and David Gardner, Sr. Vice President and Chief Financial Officer.

SLIDE  1:  This  slide  contains  the  logo  of Home
Properties of New York, Inc. as well as the following:

                               First Quarter 2002
                      Earnings Conference Call and Webcast
                                May 3, 2002

------------------------------ ------------------------- ------------------------------ ------------------------------
            PHOTO                       PHOTO                        PHOTO                          PHOTO
------------------------------ ------------------------- ------------------------------ ------------------------------
------------------------------ ------------------------- ------------------------------ ------------------------------
      Norman Leenhouts              Ed Pettinella                David Gardner                  Charis Copin
------------------------------ ------------------------- ------------------------------ ------------------------------
------------------------------ ------------------------- ------------------------------ ------------------------------
        Chairman and                Executive Vice          Sr. Vice President and             Vice President
------------------------------ ------------------------- ------------------------------ ------------------------------
------------------------------ ------------------------- ------------------------------ ------------------------------
           Co-CEO                   President and               Chief Financial              Investor Relations
------------------------------ ------------------------- ------------------------------ ------------------------------
------------------------------ ------------------------- ------------------------------ ------------------------------
          Director                     Officer
------------------------------ ------------------------- ------------------------------ ------------------------------

(Charis continued)

Before we begin, I would like to remind you that some of our discussion this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our news release, which describes certain risk factors that may impact our future results. Also, the content of this conference call contains time-sensitive information that, subject to the safe harbor statement, is accurate only as of the date of this call.

Please be aware that this call is being recorded and members of the media may be participating.

I will assume that all of you have already seen our earnings news release, which was issued early this morning. We have also made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our distribution list, give us a call. The news release and supplemental schedules are also available today on our web site.

Now, David will discuss our financial results for the quarter.

SLIDE 2: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Forward Looking Statements"

            This presentation contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable
                assumptions, it can give no assurance that these
                        expectations will be achieved.

               Also, the content of this conference call contains
                 time-sensitive information that, subject to the
                  safe harbor statement, is accurate only as of
                             the date of this call.

(David)

Thanks, Charis.

Good morning everyone.

We were very pleased with our results for the first quarter, which met analysts' consensus estimates. We generated 8.3% growth in total Funds From Operations, with FFO per share up 5.8% over the year ago quarter.

SLIDE 3: This slide contains the logo of Home Properties of New York, Inc.
and the following title: "FFO Per Share". The slide also contains a graph listing Q1 2001 and Q1 2002 from left to right along the x-axis. Along the left side of the y-axis are the points $0.00, $0.20, $0.40, $0.60, $0.80 and $1.00.
There is a bar above the point on the x-axis marked Q1 2001 with the figure $0.60 printed above the bar and there is a bar above the point on the x-axis marked Q1 2002 with the figure $0.63 printed above the bar. Inside this bar is the figure "+5.8%".

(David continued)

During the quarter, we also saw improvement in our core property performance compared to last year's first quarter. We achieved 4.3% growth in core property rental revenues, as a result of rental rate increases, which averaged 8.1%, offset by a decline in occupancy of 3.3% percent.

We are most pleased with the 8.1% growth in rental rates, since this is now the fifth quarter in a row we've hit a new record high. Higher rental rates also have helped mitigate the effects of the lower occupancy levels our industry is currently experiencing. We believe our ability to continue to raise rents even in the current soft market, continues to validate our repositioning strategy and the geographic markets we have targeted.

Just to review, since this is a new year, our definition of "core" communities has been updated to include the 5,334 net acquisitions that were completed in 2000. A total of 35,848 units are now included in our core communities, which represents 90% of our owned portfolio.

On the expense side, we saw a decrease of seventy basis points in the operating expenses of our core properties compared to the first quarter a year ago. This was primarily due to decreases in natural gas and snow removal costs. These reduced costs were partially offset by increases in personnel expense, property insurance and real estate taxes.

We are very pleased with the net operating income growth of 9.2% in the first quarter. We believe this is an excellent NOI result, on both an absolute basis and compared to the multifamily REIT sector, particularly given the very difficult operating environment we continued to experience.

As we explain every quarter, some of our same-property NOI growth reflects a return on incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the adjusted NOI growth that was added to the bottom line during the first quarter of 2002 is estimated to be about 5.3%, or 3.9% less than the 9.2% reported.

SLIDE 4: This slide contains the logo of Home Properties of New York, Inc.
and the following title: "Core Property Performance*" The * is noted at the bottom of the slide: "Reflects 35,848 apartment units owned throughout 2001 and 2002."

The following table is also on the slide:

----------------------------------- ------------- --------------
                                    Q1 2001       Q1 2002
----------------------------------- ------------- --------------
----------------------------------- ------------- --------------
Rental Rates                                      +  8.1%
----------------------------------- ------------- --------------
----------------------------------- ------------- --------------
Rental Revenues                                   +  4.3%
----------------------------------- ------------- --------------
----------------------------------- ------------- --------------
Other Income                                      +  5.9%
----------------------------------- ------------- --------------
----------------------------------- ------------- --------------
Total Income                                      +  4.4%
----------------------------------- ------------- --------------
----------------------------------- ------------- --------------
Operating Expenses                                -  0.7%
----------------------------------- ------------- --------------
----------------------------------- ------------- --------------
Net Operating Income                              +  9.2%
----------------------------------- ------------- --------------
----------------------------------- ------------- --------------
Occupancy Percentage                 94.2%          90.9%
----------------------------------- ------------- --------------

(David continued)

Now that all the numbers are in for last year, we took a look back to see how we compared to our peers.

This next chart shows that among all the multifamily REITs, Home Properties had the highest same store NOI growth in 2001, more than double the average for the sector. We recognize that we have bought some of this growth with capital expenditures incurred to upgrade communities which some of our peers do as well. Since we can't know specifically what an adjusted NOI would be for our peers, we have looked at NOI growth on a gross basis. We're hopeful that our good start this year will help us maintain this position.

SLIDE 5: This slide contains the logo of Home Properties of New York, Inc.
and the following title: "Multifamily REIT Same-Store NOI Growth 2001". The slide also contains a bar graph listing the following points: HME 7.7 AVB 7.5 BRE 7.0 ASN 6.5 ESS 5.4 CPT 3.9 TCT 3.9 EQR 3.8 AIV 3.0 Average 3.0 UDR 2.3 AEC
1.8 GBP 1.5 MAA 1.2 AML 0.8 SMT -0.4 PPS -1.4 TCR -4.0

The slide also contains a graph listing the points above from left to right along the x-axis. Along the left side of the y-axis are the points 10.0%, 8.0%, 6.0%, 4.0%, 2.0%, 0.0%, -2.0%, -4.0% and -6.0%. There is also a note on the bottom of the slide: "Source: JP Morgan Equity Research."

(David continued)

Actually, looking at our comparative performance over time, we still fare quite well, as this chart shows. For the period from 1998 to 2001, HME ranks Number 4 out of the 17 multifamily REITs for NOI growth. During much of that period, the California REITs, which include the three leaders, enjoyed rapid rental growth.

SLIDE 6: This slide contains the logo of Home Properties of New York, Inc.
and the following title: "Multifamily REIT Same-Store NOI Growth 1998-2001." The slide also contains a bar graph listing the following points: ESS 8.7 BRE 8.5 AVB 7.9 HME 7.8 ASN 6.5 AIV 6.3 TCT 5.6 CPT 5.4 EQR 5.3 Average 5.0 UDR 4.5 TCR
3.8 SMT 3.7 PPS 3.2 AML 2.6 MAA 2.5 GBP 2.2 AEC 1.3 The slide also contains a graph listing the points above from left to right along the x-axis. Along the left side of the y-axis are the points 10.0%, 8.0%, 6.0%, 4.0%, 2.0% and 0.0%. There is also a note on the bottom of the slide: "Source: JP Morgan Equity Research."

(David continued)

Turning now to operating expenses, this slide focuses on the expense categories with significant changes in the first quarter. A more detailed comparison of all expense items for core communities is included in the supplemental schedules.

As shown here, the major areas of lower costs compared to last year were, as you might expect, in natural gas and snow removal. Not only did we experience a warmer winter, but we also have hedged our gas costs. As a result, we did not have the unexpected negative impact on our results that we had in the first quarter of 2001 when gas prices rose so dramatically. In last year's first quarter, gas costs at our core communities were up 62%.

Personnel costs were up 4.3% at our core communities, due to increased health care costs - but still in line with expectations.

Insurance, even though it is up 38%, came in as expected, consistent with our recent premium increase this past November that we have discussed before. Real estate taxes increased over 7% but, again, an amount consistent with our budget.

This might also be a good time to point out a couple of changes we made in looking at certain expenses. We reclassified G & A for the first quarter this year and last year because we allocated certain property management costs directly to the properties. These costs include direct regional office costs, costs for the call center in Rochester that takes maintenance and leasing inquiries solely for the properties and some other costs in marketing, education, risk management and purchasing that relate exclusively to supporting the individual properties. All the support staff, even though their duties were specifically attributable to property management, had previously been included in corporate G & A. While these changes have no effect on our stated FFO or EPS, they do bring us more in line with the allocation practices of our peers.

As we described in the news release this morning, we also made a change in our depreciation schedule, concluding that all buildings should be depreciated over an estimated useful life of 40 years and apartment upgrades over 20 years. Previously certain buildings had been depreciated over useful lives ranging from 30 to 40 years and upgrades were depreciated over 10 years. The properties we own and acquire are solidly constructed, typically brick and concrete, and they do last. Additionally, with our extensive capital expenditures to upgrade our properties and ongoing maintenance programs to preserve them, we believe this is an appropriate life.

SLIDE 7: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Core Property Operating Expenses", followed by the following table:

-------------------------------- -------------------------------------
                                 Q1 Year-over-Year Change
-------------------------------- -------------------------------------
-------------------------------- ------------------- -----------------
                                 $(000's)                           %
-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------

-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------
Gas                                        $(1,489)           (17.8)%
-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------
Repairs & Maint.                                225              5.4%
-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------
Personnel/Incentive                             369              4.3%
-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------
Insurance                                       325             38.3%
-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------
Real Estate Taxes                               551              7.2%
-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------
Snow Removal                                  (406)           (43.4)%
-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------
Other Expenses                                  167              1.8%
-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------

-------------------------------- ------------------- -----------------
-------------------------------- ------------------- -----------------
Total Expenses                               $(258)            (0.7)%
-------------------------------- ------------------- -----------------

(David continued)

The supplemental schedules show the breakdown of owned communities by geographic market. Property-by-property comparisons are also included and grouped by region. There is also a schedule to the supplemental information which shows occupancy on a comparative basis by region for various periods. We compare first quarter 2002 to the prior quarter, to the same quarter a year ago and to the month of March so you can see various trends.

Every community has its own unique story. However, all regions had positive growth in rental rates, although several regions actually experienced negative growth in rental revenue for the quarter. Those were in Upstate New York, Detroit and Ohio, where we have one property.

The regions with negative NOI growth for the quarter were Rochester, Ohio and Connecticut. The highest growth in NOI was in the Long Island region.

For the quarter ended March 31, 2002, occupancy levels throughout our portfolio decreased by 3.3% compared to the 2001 first quarter, to an average of 90.9%. However, in the month of March on a stand alone basis, occupancy levels increased slightly to 91.3%.

For an even more recent update, we took a look at changes in our available to rent percentages from the end of March through the last week in April. While this is a leading indicator because it includes apartments that may not be occupied for a couple of months, it does give us a sense of current market trends. For the total portfolio, since the end of March, we saw an improvement in available to rent of 0.8%. But we do see differences among the various markets. Specifically, the Mid-Atlantic region, defined as Baltimore, Washington DC and Northern Virginia, with 27% of same store units, improved by 1.6%. In Detroit, available to rent improved 0.9%. In the Upstate New York regions of Buffalo, Rochester and Syracuse, improvement was 1.1%, and in the combined areas of Long Island, Northern New Jersey and the Hudson Valley, available to rent improved 0.9%. Philadelphia improved their available to rent 0.8%. The only region where occupancy worsened over the past month was Chicago which experienced a 3.1% increase in availability.

If the current favorable overall trend continues, our budgeted operating results could be achievable.

Traffic for the first quarter was down 9% compared to a year ago, but our capture rate increased significantly, as signed leases were only down 0.2%. Compared to the fourth quarter, traffic was up 19%.

Turnover was pretty similar this year compared to last year - 8% in 2002 versus 7% a year ago. We did see improvement compared to the fourth quarter, where turnover was 11%. The first quarter is historically the lowest period for turnover.

SLIDE 8: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Market Breakdown". The Market Breakdown is shown in the following table:

------------------------ -------------- --------------
                                        3/31/2002
------------------------ -------------- --------------
------------------------ -------------- --------------
                                        % Owned
------------------------ -------------- --------------
------------------------ -------------- --------------
       Market            # of Units      Portfolio
------------------------ -------------- --------------
------------------------ -------------- --------------
Baltimore, MD                    6,271          15.8%
------------------------ -------------- --------------
------------------------ -------------- --------------
Philadelphia, PA                 6,200          15.6%
------------------------ -------------- --------------
------------------------ -------------- --------------
Detroit, MI                      5,694          14.3%
------------------------ -------------- --------------
------------------------ -------------- --------------
DC/Northern VA                   4,277          10.8%
------------------------ -------------- --------------
------------------------ -------------- --------------
Long Island                      2,752           6.9%
------------------------ -------------- --------------
------------------------ -------------- --------------
Rochester, NY                    2,565           6.5%
------------------------ -------------- --------------
------------------------ -------------- --------------
Northern NJ                      2,520           6.4%
------------------------ -------------- --------------
------------------------ -------------- --------------
Chicago, IL                      2,242           5.7%
------------------------ -------------- --------------
------------------------ -------------- --------------
Buffalo, NY                      1,644           4.1%
------------------------ -------------- --------------
------------------------ -------------- --------------
All Others                       5,534          13.9%
------------------------ -------------- --------------
------------------------ -------------- --------------
Total Units                     39,699         100.0%
------------------------ -------------- --------------

(David continued)

Most of the property results discussed so far have pertained to the 35,848 apartment units owned since the beginning of 2001. We also continue to have positive news concerning the 4,365 units in communities recently acquired.

These communities, acquired during 2001 and 2002, generated net operating income during the first quarter of 2002, which approximated a 9.8% yield on our total investment of $350 million. This return is in line with announced expectations and, with interest rates down, is an excellent result. We see tremendous future upside in these communities beyond the initial returns.

Now, I will turn the discussion over to Ed.

SLIDE 9: This slide contains the logo of Home  Properties of New York, Inc.
and the following title: "Recently Acquired Communities" with the following table presented:

----------------------------- --------- ----------
                                        Price
----------------------------- --------- ----------
----------------------------- --------- ----------
Market                        Units     (000's)
----------------------------- --------- ----------
----------------------------- --------- ----------
Baltimore                          794      $37.9
----------------------------- --------- ----------
----------------------------- --------- ----------
Chicago                            224       12.8
----------------------------- --------- ----------
----------------------------- --------- ----------
Long Island                      2,082      214.7
----------------------------- --------- ----------
----------------------------- --------- ----------
No.VA/DC                         1,053       74.5
----------------------------- --------- ----------
----------------------------- --------- ----------
Philadelphia                       212        9.8
----------------------------- --------- ----------
----------------------------- --------- ----------
Total 2001 and 2002              4,365     $349.7
----------------------------- --------- ----------

(Ed)

Thank you, David.

Looking now at our capital structure, with a stock price of $34.45 per share at the end of the first quarter, leverage was 39% on our total market capitalization of $2.7 billion at the end of March.

Nearly all of our debt was at fixed interest rates. During the quarter we completed approximately $58 million in mortgage financings, taking advantage of lower interest rates. The weighted average interest rate on our debt is now 7.2%, with weighted average maturities of just over nine years. There was no outstanding balance on our $100 million unsecured revolving credit facility. Our interest coverage ratio was 2.6 times for the quarter; and our fixed charge ratio, which includes preferred dividends, averaged 2.2 times coverage. SLIDE 10: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Conservative Capital Structure". At the top-left corner, above the pie chart, is a box containing the following:


Equity                  61%
  Common Stock (54%)
  Convertible Preferred (10%)
  Perpetual Preferred (3%)
  Operating Partnership Interests (33%)

At the top right corner, above the pie chart is a box containing the following:


 Debt                    39%
   Fixed (99%)
   Floating (1%)

The slide also contains a pie chart. The pie chart is divided into five pieces: the largest part is labeled "Fixed Rate Debt", followed by (in order of size) "Common Stock", "Operating Partnership Interests", "Convertible Preferred", "Perpetual Preferred" and "Floating Rate Debt". Centered beneath the pie chart is "$2.7 BILLION TOTAL MARKET CAPITALIZATION". On the lower left of the slide is the caption: *$34.45 per share at 3/28/02".

(Ed continued)

On the equity side we had some additions during the quarter. We generated
$12.3 million in new equity through a Salomon Smith Barney UIT and $9.5 million in a Cohen & Steers fund, which was immediately put to use for the purchase of the Holiday Portfolio on Long Island. Later in the quarter, we raised $58 million in perpetual preferred stock.

We thought this was an opportune time to raise preferred equity since we anticipated making a significant acquisition in Boston. However, due to deterioration in rental rates and occupancy in the Boston market, the deal we were looking at did not meet our hurdle rates, so we did not continue to pursue it. Consequently, we will experience some dilution in the second quarter but anticipate putting the capital to work by the third quarter. We have factored this into the guidance we gave in this morning's news release, expecting that FFO per share in the second quarter will range from $.77 to $.78, down two cents from previous guidance. This would result in FFO for the full year of between $3.06 and $3.16. This change does not reflect a weakening in operations or markets, but is solely a result of temporary dilution from raising capital that was not immediately used to purchase properties.

During the balance of the year, we intend to take advantage of attractive borrowing rates, utilize operating partnership units in acquisitions, continue to tap the DRIP program when we need that flexibility to raise capital and continue to selectively sell some properties.

SLIDE 11: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Capital Markets Initiatives" and contains the following bullet points:


o        Two common stock offerings:  $21.8mm
o        Series F Perpetual Preferred Stock:  $58.1mm
o        Seek lower cost borrowing sources
o        Increase leverage ratio to 45%
o        Utilize OP Units
o        Continue using DRIP
o        Sell properties strategically

(Ed continued)

At the end of last year we said that we planned to sell $50 to $100 million of properties during 2002 with the proceeds to be invested in higher growth markets. We intend to sell properties that are either in slower growth markets or properties that are less efficient to operate due to their remote locations and /or smaller size, or that had simply reached a high level of their potential with little upside remaining. This is the same approach we took in disposing of properties last year.

In the first quarter, we sold six small properties for $13.5 million. Two additional properties were sold after the end of the quarter. The total sold year-to-date is $28.5 million at an average cap rate of 10.4%. More than 50% of the properties we sold were in Upstate New York. These early sales were completed at slightly higher cap rates because of each of the property's individual characteristics and/or location, and are not indicative of the cap rates we expect on sales for the balance of the year. For the entire year, including the properties already sold as well as those currently under contract, we expect the average cap rate to be at a level of approximately 9%. Even this lower cap rate level is not indicative of the value, at current market prices, for our entire portfolio, as the properties being sold are our least desirable assets.

The acquisitions we completed year-to-date were in the higher growth Long Island market. The portfolio we bought consists of 11 properties, ten of which are on Long Island. We have closed on 9 of the properties. When completed, this portfolio acquisition will add a total of 1,688 units for a purchase price of approximately $147.3 million.

Now I'd like to turn it over to Norm.

SLIDE 12: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Disposition/Acquisition Strategy" and contains the following bullet points:

o        Sold $13.5mm Q1; $28.5mm YTD; 8 properties YTD
o        YTD sold more than 50% in Upstate New York
o        Reinvested in higher growth Long Island market;
         9 properties YTD

(Norm)

Thanks, Ed. I'd like to start out with some thoughts about some of the challenges we faced during the first quarter.

In the Spring last year, we began to see weakness in our occupancy levels as the recession took hold. This pattern continued and was exacerbated by the events of September 11. We ended the year with a vacancy level that was unprecedented in our public company history and that worsened during the start of the first quarter. While occupancy may continue to be a challenge for us, we are starting to feel more confident that vacancies have bottomed out. Traffic, rentals, occupancy and available to rent have improved during recent weeks. While some of this improvement may be seasonal or weather related, an opposite trend was experienced during these same weeks last year. We believe we have budgeted appropriate occupancy levels for the remainder of 2002 based on these favorable trends; but since we cannot predict how the economy will perform, it is difficult to say where our occupancy levels will actually go this year. This is clearly a challenging time.

However, we believe we are in some of the best geographic markets which will continue to help us. A Morgan Stanley report on geographic markets that came out on Monday, concluded that our portfolio appears well positioned given market vacancy forecasts. We are in markets that are expected to have the best real estate market fundamentals through 2003. The report suggests that MSAs such as Baltimore, Detroit, Long Island and Philadelphia, all of which are forecasted to experience very small supply and demand growth over the next two years, have a balance that is very desirable during softer conditions like we are experiencing today. In general, we concur and hope our results will prove the report is correct. We believe our repositioning strategy and product type will also serve us well.

Another challenge for us right now is finding acquisitions that meet our stringent acquisition criteria. Ed mentioned the Boston deal that we withdrew from. This was very disappointing for us, because it would have been our entre into the Boston market, which we've been trying to get into for several years. But the numbers just did not ultimately make sense, due to a weakness in that market. There are other potential acquisitions in our pipeline that we think will meet our criteria and would put the capital we raised to good use. But, I must tell you, I have never seen the type of real estate we deal with more popular. It is very difficult to find profitable deals.

SLIDE 13: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Challenges During 2001" and contains the following bullet points:

o        Occupancy
o        Acquisitions
o        Deployment of capital

(Norman continued)

I'd like to spend a few minutes now talking about net asset value, the numbers we believe make sense for Home Properties, and their relationship to our stock price.

A few months ago when David calculated our NAV per share, based on year-end results, he presented a range of values based on cap rates that varied from 9% to 10% as shown on this slide. The resulting range in NAV was from $30.04 to $35.62 per share.

Since then, cap rates have come down. While lower interest rates may be having some impact, we now sense a more permanent change due to an apparent increase in investor preference for hard assets, as opposed to other types of investments, and a decline in equally viable investment alternatives, which has reduced investor return on investment expectations. So, real estate is hot.

What cap rate should we use today for Home Properties' portfolio? The cap rates paid by buyers of property we sell provide some guidelines here. During 2001, we sold $122 million of properties at an average cap rate of 9.2%. Since year-end we have placed several assets on the market for sale and in most cases observed a feeding frenzy among buyers. For 2002, including closed deals as well as properties under contract, we are projecting a blended cap rate below 9.0%. Even though properties offered for sale are among our least desirable assets, with little remaining room for growth, we are seeing cap rates that fall well below the 9% to 10% range that David used three months ago. We believe at the present time that a range with 9.0% as the midpoint is more appropriate in valuing our entire portfolio. Even this mid-point reflects some historical perspective as we believe the current market cap rate for the typical property in our portfolio would be more like 8.5%.

SLIDE 14: This slide contains the logo of Home Properties of New York, Inc. and the following title: "Net Asset Value Per Share at 12/31/01" and contains the following table:

--------------------------- -----------------
Capitalization              NAV Per
--------------------------- -----------------
--------------------------- -----------------
      Rate                  Share
--------------------------- -----------------
--------------------------- -----------------
     10.0%                  $30.04
--------------------------- -----------------
--------------------------- -----------------
      9.5%                  $32.68
--------------------------- -----------------
--------------------------- ------------------------------ -------------
      9.0%                  $35.62

Norman continued)

The supplemental information contains a complete presentation of our calculation of Home Properties' Net Asset Value. On this slide you can see that based on our assessment of current market conditions, David has provided a range of NAV calculations using lower cap rates than used previously. The lower cap rates, ranging from 8.5% to 9.5% produce higher values ranging from $33.23 to $39.68 as of 3/31/02.

We will use the mid-point of 9.0% as the value we will quote. This results in an estimate of current NAV of $36.28 about where our stock has been trading.

SLIDE 15: This slide contains the logo of Home Properties of New York, Inc.
and the following title: " Net Asset Valuation (000's) at 3/31/02" and contains the following table:


--------------------------- ------------------------------ -------------
----------------------------- ------------- -------------- -------------
                                    Cap            Cap              Cap
----------------------------- ------------- -------------- -------------
----------------------------- ------------- -------------- -------------
Real Estate Value                   $2,848         $2,690        $2,548
----------------------------- ------------- -------------- -------------
----------------------------- ------------- -------------- -------------
Liab./Per. Pfd.                    (1,181)        (1,181)       (1,181)
----------------------------- ------------- -------------- -------------
----------------------------- ------------- -------------- -------------
Net Asset Value                     $1,845         $1,687        $1,545
----------------------------- ------------- -------------- -------------
-------------------------------------------------------------------------
NAV Per Share                       $39.68         $36.28        $33.23

Norman continued) Now let me throw another thought into the mix. About two months ago I overheard Barry Greenfield talking. As you know, he retired from Fidelity a couple of years ago. I respect Barry as one of the most knowledgeable REIT investors that I know. He said that given our current economic environment, he thought that REITs should be selling at from 110% to 115% of NAV. I think the fantastic staff at Home Properties, who have managed to increase NOI by 9.2% and FFO by 5.8% during the quarter, do add considerable value to our enterprise over and above a simple calculation of the NAV for the real estate we own. Our portfolio's diversification and geography, as well as the liquidity offered by owning our stock, as opposed to owning real estate directly, should also add value.

So, if we add only a 10% premium to a 9% cap rate and accept only the lower range of Mr. Greenfield's premise, Home Properties' stock should be selling at about $40, as this slide shows. Of course, no one can predict what the market will do; but I offer our thinking as to how we're looking at this subject today.

SLIDE 16: This slide contains the logo of Home Properties of New York, Inc. and the following title: " Net Asset Value with Management, Liquidity and Diversification "Premium" at 3/31/02" and contains the following table:


-------------------------------------------------------------------------
--------------------------- ----------------------- ---------------------
Capitalization                  "Premium" NAV Per Share
--------------------------- ----------------------- ---------------------
--------------------------- ----------------------- ---------------------
      Rate                  At 110%                 At 115%
--------------------------- ----------------------- ---------------------
--------------------------- ----------------------- ---------------------
       9.5%                 $36.55                  $38.21
--------------------------- ----------------------- ---------------------
--------------------------- ----------------------- ---------------------
       9.0%                 $39.91                  $41.72
--------------------------- ----------------------- ---------------------
--------------------------- ----------------------- ---------------------
       8.5%                 $43.65                  $45.63
--------------------------- ----------------------- ---------------------

(Norman continued)

In conclusion, I will summarize by saying that despite some challenges, we had a very strong first quarter.

NOI growth of 9.2% was an excellent result, especially considering the slow economy. While we benefited from lower utility costs, setting a new record for growth in rental rates of 8.1% was at least equally important. We may have allowed vacancy to increase a bit more than our peers by very intentionally being less aggressive with concessions, but we think this strategy contributed to our high level of revenue growth in the first quarter.

I see as another achievement our consistent focus on a business strategy that has been proven over time. What is helping us the most is our focus on the middle income Class B product type, which is less vulnerable during a recession, our relatively strong geographic markets, and our unique strategy of revitalizing properties through extensive rehabilitation, which provides a high incremental return, even during a weak economy.

SLIDE 17: This slide contains the logo of Home Properties of New York, Inc. and the following title: " Operating Achievements - 1Q 2002" and contains the following bullet points:

oStrong NOI growth of 9.2%
oRecord rental rate growth of 8.1%
oFFO per share growth of 5.8%
oContinued focus on our business strategy

(Norman continued) That concludes our formal presentation. I'd now like to open up the phone lines for questions.

Questions & Answers                                       [GRAPHIC OMITTED]
-----------------------------------------------------------------------------


------------------------------ ------------------------- ------------------------------ ------------------------------
            PHOTO                       PHOTO                        PHOTO                          PHOTO
------------------------------ ------------------------- ------------------------------ ------------------------------
------------------------------ ------------------------- ------------------------------ ------------------------------
      Norman Leenhouts              Ed Pettinella                David Gardner                  Charis Copin
------------------------------ ------------------------- ------------------------------ ------------------------------
------------------------------ ------------------------- ------------------------------ ------------------------------
        Chairman and                Executive Vice          Sr. Vice President and             Vice President
------------------------------ ------------------------- ------------------------------ ------------------------------
------------------------------ ------------------------- ------------------------------ ------------------------------
           Co-CEO                   President and               Chief Financial              Investor Relations
------------------------------ ------------------------- ------------------------------ ------------------------------
------------------------------ ------------------------- ------------------------------ ------------------------------
          Director                     Officer
------------------------------ ------------------------- ------------------------------ ------------------------------

(David)

If there are no further questions, we'd like to thank you all for your continued interest and investment in Home Properties. Have a great day!

[GRAPHIC OMITTED] HOME PROPERTIES


                                   Conclusion

                               First Quarter 2002
                      Earnings Conference Call and Webcast

                                May 3, 2002